Exhibit 10.2

March 22, 2011

Farzan Roohparvar

[address redacted]

Dear Bob:

I am pleased to offer you a full-time, exempt position with Tessera, Inc. (the “Company”), as President, Imaging and Optics Division (the “I&O Business”), reporting to Hank Nothhaft, Tessera’s Chief Executive Officer (“CEO”). If you decide to join us, you will receive an annual salary of $450,000.00, which will be paid in accordance with the Company’s normal payroll procedures.

You will also be eligible to receive an MBO bonus of up to 75%, with a maximum potential up to 150% of your base salary, to be paid on an annual basis. This bonus is based on objectives set forth and mutually agreed upon by you and the CEO and the terms of the Company’s annual MBO program and will be pro-rated for 2011.

As an employee, you are also eligible to receive certain employee benefits including group medical and dental benefits, participation in the Company’s 401(k) plan as well as other Company sponsored benefits. You should note that the Company reserves the right to modify salaries and benefits from time to time as it deems necessary.

In addition, if you decide to join us, it will be recommended at the first meeting of the Compensation Committee of the Board of Directors of Tessera Technologies, Inc. (“Technologies”) following your start date that Technologies grant you stock options to purchase an aggregate of 150,000 shares of Technologies common stock and 30,000 restricted stock units. These equity awards shall be subject to the terms and conditions of the Tessera Technologies, Inc. 2003 Equity Incentive Plan and related equity award agreements, including the vesting requirements set forth therein.

The Company is excited about your joining and looks forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

The Company will also enter into a Severance Agreement and a Change in Control Severance Agreement with you on terms substantially equivalent to those offered to other executive officers of the Company.

The Company reserves the right to request an investigative consumer report, which may include background investigations and/or reference checks, on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a report and/or reference checks, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by company rules and standards. You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook. As a condition of your employment, you will also be required to sign and comply with an Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidential Information Agreement”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information. The Confidential Information Agreement also provides that in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below. A duplicate copy is enclosed for your records. If you accept our offer, your first day of employment will be TBD, 2011. This letter, along with the Severance Agreement, Change in Control Severance Agreement and the Confidential Information Agreement, will set forth the terms of your employment with the Company and will supersede any prior representations or agreements, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by an executive officer of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by Tuesday March 29th, 2011.

Bob, we look forward to your favorable reply and to working with you at Tessera.

Sincerely,

/s/ Henry R. Nothhaft

Henry R Nothhaft
President & Chief Executive Officer

Agreed to and accepted:

Signature: /s/ Farzan Roohparvar	Date: March 25, 2011

Printed Name: Farzan Roohparv